Exhibit 10.2

Dated:

ICBC STANDARD BANK PLC

and

WORLD GOLD TRUST

on behalf of its series set forth on Schedule A hereto

FORM OF UNALLOCATED GOLD ACCOUNT AGREEMENT

This UNALLOCATED GOLD ACCOUNT AGREEMENT (this “Agreement”) is made as of the date set out on the cover page of this Agreement

BETWEEN

(1)	ICBC Standard Bank Plc, a public limited company incorporated under the laws of England and Wales with its registered office at 20 Gresham Street, London, EC2V 7JE, United Kingdom (the “Custodian”); and

(2)	World Gold Trust, a Delaware statutory trust organized in series having its principal office and place of business at 685 Third Avenue, 27th Floor, New York, NY 10017 (the “Trust”).

INTRODUCTION

(1)	The Custodian has agreed to open and maintain an Unallocated Account for each series of the Trust listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”) and to provide other services to the Funds in connection with the Unallocated Accounts.

(2)	An Authorized Participant may apply to become a Shareholder of a Fund by: (i) applying for Shares in accordance with an Authorized Participant Agreement and (ii) depositing the relevant amount of Gold into the Fund Unallocated Account.

(3)	The Custodian has agreed to transfer Gold deposited into a Fund Unallocated Account to the corresponding Fund Allocated Account.

(4)	In order to effect redemptions of Shares of a Fund for Authorized Participants, Physical Gold must be transferred from the Fund Allocated Account to the Fund Unallocated Account by way of de-allocation, and must then be delivered to the AP Account.

(5)	The Trust has agreed that each Fund Unallocated Account will be established by the Trust for the account of the applicable Fund, and that the Trust will have the sole right to give instructions for the making of any payments into or out of a Fund Unallocated Account.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions: In this Agreement, unless there is anything in the subject or context inconsistent therewith, the following expressions shall have the following meanings.

“Affiliate” means an entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Custodian.

“Allocated Gold Account Agreement” means the Allocated Gold Account Agreement of even date herewith between the Trust and the Custodian pursuant to which each Fund’s Allocated Account is established and operated.

“AP Account” means a loco London Gold account maintained on an Unallocated Basis by the Custodian or a Gold clearing bank approved by the LBMA for the Authorized Participant, as specified in the applicable transfer instructions given under clause 5.2.

“AP Application” means an offer by an Authorized Participant to a Fund (in the form prescribed by the Fund) to subscribe for Shares, being an offer on terms referred to in the Fund’s Prospectus and in accordance with the provisions of the relevant Authorized Participant Agreement and the Conditions.

“AP Redemption Form” means an offer by an Authorized Participant to a Fund (in the form prescribed by the Fund) to redeem Shares in exchange for Gold, being an offer on terms referred to in the Fund’s Prospectus and in accordance with the provisions of the relevant Authorized Participant Agreement and the Conditions.

“Authorized Participant” means a person which, at the time of submitting an order to a Fund for the creation or redemption of Shares: (a) is a person who (i) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which, but for an exclusion from registration, would be required to register as a broker-dealer to engage in securities transactions, and (ii) is a participant in The Depository Trust Company or its successors; (b) has in effect a valid Authorized Participant Agreement and (c) has established an AP Account.

“Authorized Participant Agreement” means a written agreement between the Trust, the Sponsor and an Authorized Participant in relation to Shares and, if such agreement is subject to conditions precedent, provided that such conditions have been satisfied.

“AURUM” means the electronic matching and settlement system operated by LPMCL.

“Authorised Representatives” has the meaning given to that expression in clause 5.1.

“Availability Date” means the London Business Day on which a Fund wishes the Custodian to credit to the Fund Unallocated Account Gold to be transferred to the Fund Unallocated Account on such London Business Day.

“Benchmark Price” means, as of any day, (i) such day’s LBMA Gold Price PM or the next most recent LBMA Gold Price PM if such day’s LBMA Gold Price PM is not available; or (ii) such other publicly available price which is reasonably available to the Trust and which the Trust may determine fairly represents the commercial value of gold held by the Trust.

“Conditions” means the terms and conditions on and subject to which Shares are issued in the form or substantially in the form set out in the Prospectus and the Authorized Participant Agreement.

“Dispute” means for the purpose of clause 15 any disagreement between the Trust and the Custodian which has not been resolved amicably within a period of fourteen London Business Days after the Trust has received from the Custodian, or the Custodian has received from the Trust, written notification of the disagreement.

“Fund Allocated Account” means the loco London Gold account established in the name of a Fund and maintained for the benefit of the Fund by the Custodian on an allocated basis pursuant to the Allocated Gold Account Agreement.

“Fund Unallocated Account” means the loco London Gold account established in the name of a Fund and maintained for the benefit of the Fund by the Custodian on an Unallocated Basis pursuant to this Agreement.

“Gold” means (i) Physical Gold held by the Custodian or any sub-custodian under the Allocated Gold Account Agreement and/or (ii) any credit to an account, including a Fund Unallocated Account, on an Unallocated Basis, as the context requires.

“LBMA” means The London Bullion Market Association or its successors.

“LBMA Gold Price AM” means the price of a troy ounce of gold as determined by ICE Benchmark Administration, the third party administrator of the London gold price selected by the LBMA, or any successor administrator of the London gold price, at or about 10:30 a.m. London, England time.

“LBMA Gold Price PM” means the price of a troy ounce of gold as determined by ICE Benchmark Administration, the third party administrator of the London gold price selected by the LBMA, or any successor administrator of the London gold price, at or about 3:00 p.m. London, England time.

“Loco London” means with respect to an account holding Gold, the custody, trading or clearing of such Gold in London, United Kingdom.

“London Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks generally are open for business in London and on which the London gold bullion market is open for business.

“London Good Delivery Standards” means the specifications for “good delivery” gold bars, including, without limitation, the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars, set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA.

“LPMCL” means London Precious Metals Clearing Limited or its successors.

“Metal Accounts” means a Fund Allocated Account and the corresponding Fund Unallocated Account.

“New York Business Day” means a day other than a day on which a Fund’s listing exchange is closed for regular trading.

“Phoenix Portal” means the Custodian’s electronic system which allows input of clearing instructions and viewing of account balances, as it may be updated from time to time.

“Physical Gold” means gold bullion that meets the London Good Delivery Standards.

“Prospectus” means the prospectus constituting a part of the registration statement filed with respect to a Fund with the Securities Exchange Commission in accordance with the U.S. Securities Act of 1933, as amended, in relation to the Fund’s Shares, as the same may be modified, supplemented or amended from time to time.

“Rules” means the rules, regulations, practices, procedures and customs of the LBMA, including the London Good Delivery Standards, the LPMCL, the Financial Conduct Authority, the Prudential Regulation Authority, the Bank of England and such other regulatory authority or other body, applicable to the activities contemplated by this Agreement.

“Shareholder” means the beneficial owner of one or more Shares of a Fund.

“Shares” means the units of fractional undivided beneficial interest in a Fund which are issued by the Fund pursuant to its Prospectus.

“Sponsor” means WGC USA Asset Management Company, LLC, its successors and assigns and any successor Sponsor.

“Unallocated Basis” means, with respect to the holding of gold, that the holder is entitled to receive delivery of Physical Gold in the amount standing to the credit of the holder’s account, but the holder has no ownership interest in any particular gold that the custodian maintaining that account owns or holds.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

“Withdrawal Date” means the London Business Day on which a Fund wishes a withdrawal of Gold from the Fund Unallocated Account to take place.

1.2	Headings: The headings in this Agreement do not affect its interpretation.

1.3	Singular and plural: References to the singular include the plural and vice versa.

1.4	Construction: The word “including” means “including without limitation”. The word “or” is not exclusive.

2.	UNALLOCATED ACCOUNT

2.1	Opening Unallocated Account: The Custodian shall open and maintain a Fund Unallocated Account for each Fund.

2.2	Denomination of Unallocated Account: A Fund Unallocated Account will hold deposits of Gold and will be denominated in fine troy ounces (to three decimal places).

2.3	Unallocated Account Reports: The Custodian shall provide the Notices and Reports set forth on Schedule B hereto. Such reports also will be made available to the Trust by means of the Phoenix Portal, provided that, if the Phoenix Portal is unavailable for any reason, the Trust and the Custodian will agree upon a temporary notification system for making such reports available to the Trust. Unallocated holdings are available real time on the Custodian’s Phoenix Portal.

2.4	Reversal of Entries: The Custodian shall reverse any provisional or erroneous entries to a Fund Unallocated Account which it discovers or of which it is notified with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made.

2.5	Provision of Information: Subject to clause 7.3, the Custodian agrees that it will forthwith notify the Trust in writing of any encumbrance of which it is aware is or is purported to have been created over or in respect of a Fund Unallocated Account or any of the amounts standing to the credit thereof.

2.6	Access: The Custodian will allow the Sponsor and the Trust and their identified representatives, independent public accountants and bullion auditors access to its premises, upon reasonable notice during normal business hours, to examine the Gold and such records, as they may reasonably require to perform their respective duties with regard to investors in a Fund’s Shares. The Trust agrees that any such access shall be subject to execution of a confidentiality agreement and agreement to the Custodian’s security procedures, and any such audit shall be at the applicable Fund’s expense.

2.7	Regulatory Reporting: To the extent that the Custodian’s activities under this Agreement are relevant to the preparation of the filings required of the Trust under the securities laws of the United States or any other jurisdiction, the Custodian will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, cooperate with the Trust and the Sponsor and the Trust’s and the Sponsor’s representatives to provide such information concerning the Custodian’s activities as may be necessary for such filings to be completed. Additionally, to the extent that the Custodian’s activities or controls in its capacity as custodian of the Trust’s assets are relevant to the information presented in the financial statements of the Trust, the Custodian will cooperate with the Sponsor and the Trust to assist the Sponsor in providing the required written assurances regarding the reliability of the internal controls used in the preparation of such financial statements, including by providing the Sponsor’s and the Trust’s external auditors with any necessary information and reports regarding the Custodian’s internal controls over financial reporting as far as such reporting relates to the scope of the Custodian’s duties.

3.	DEPOSITS

3.1	Procedure: The Custodian shall receive deposits of Gold into a Fund Unallocated Account (in the manner and accompanied by such documentation as the Custodian may reasonably require) by:

(a)	de-allocation of Gold held in the corresponding Fund Allocated Account on redemption of Shares by an Authorized Participant; or

(b)	transfer of Gold from an AP Account relating to the same kind of Gold and having the same denomination as that to which the Fund Unallocated Account relates in connection with an AP Application by an Authorized Participant for Shares.

No other methods of deposit are permitted.

3.2

Notice Requirements: Notice of intended deposit must be received by the Custodian from the Trust (or its Authorised Representatives) no later than 3:00 p.m. (London time) one London Business Day prior to the Availability Date and specify the weight (in fine troy ounces of gold) to be credited to the applicable Fund Unallocated Account, the Availability Date, the account from which such deposit will be transferred, and any other information which the Custodian may, with the agreement of the Trust, from time to time require. The Custodian will promptly notify the Trust by email upon a deposit of Gold being made into the Fund Unallocated Account pursuant to clause 3.1(b). When, by reference to the Trust’s notifications and instructions to the Custodian, the Custodian reasonably believes an amount of Gold has been credited to a Fund Unallocated Account in error, the Custodian will notify the Trust promptly and, pending a joint resolution of the error, will treat such amount as not being subject to the standing instruction in clause 5.3 below.

3.3	Right to Amend Procedure: The Custodian may amend the procedure in relation to the deposit of Gold to a Fund Unallocated Account only where such amendment is caused by a change in the Rules, provided that the Custodian shall, whenever practicable, notify the Trust and the Sponsor within a commercially reasonable time prior to the date on which the Custodian amends its procedures or imposes additional ones in relation to the transfer of Gold into a Fund Unallocated Account, and in doing so the Custodian will consider the Trust’s needs to communicate any such change to Authorized Participants and others.

4.	WITHDRAWALS

4.1	Procedure: The Trust, on behalf of the applicable Fund, may at any time give instructions to the Custodian for the withdrawal of Gold standing to the credit of a Fund Unallocated Account as provided for in this Agreement, provided that a withdrawal may be made only by:

(a)	transfer to an AP Account relating to the same kind of Gold and having the same denomination as that to which the Fund Unallocated Account relates when Shares are to be redeemed by an Authorized Participant;

(b)	transfer of Gold to the corresponding Fund Allocated Account; or

(c)	the collection of Physical Gold from the Custodian at its vault premises, or such other location as the Custodian may direct;

(d)	delivery of Gold to such location as the Trust directs, at the applicable Fund’s expense and risk; or

(e)	transfer to an account maintained by the Custodian or by a third party on an Unallocated Basis in connection with the sale of Gold or other permitted transfers.

The Trust anticipates exercising its rights under clauses 4.1(c) and (d) on an exceptional basis only. Any Gold made available to the relevant person (as instructed by the Trust) pursuant to clauses 4.1(c) and (d) will be in a form which complies with the Rules or in such other form as may be agreed between the Trust and the Custodian the combined fine weight of which will not exceed the number of fine ounces of Gold the Trust has instructed the Custodian to debit. To the extent that the Trust is authorized to sell Gold, the Custodian may, but is not required to, purchase such Gold; provided that, if the Trust’s instruction to sell Gold is received by the Custodian by 2:00 p.m.

(London time) on a London Business Day, the purchase price for such Gold shall be that day’s Benchmark Price and, if the Trust’s instruction to sell Gold is received by the Custodian after 2:00 p.m. (London time) on a London Business Day, the purchase price for such Gold shall be the next Benchmark Price available after that day. The Trust’s instruction to sell Gold may be an instruction to sell such amount of Gold as necessary to produce a specified amount of United States dollars.

4.2	Notice Requirements: Any notice from the Trust, on behalf of a Fund, relating to a withdrawal of Gold must be in writing and:

(a)	if it relates to a withdrawal pursuant to clauses 4.1(a), to be in such form as may be agreed by the parties from time to time, and in all cases be received by the Custodian no later than 3:00 p.m. (London time) on the Withdrawal Date unless otherwise agreed;

(b)	if it relates to a transfer pursuant to clause 4.1(b), be in the form of an AP Application (which shall be sufficient instruction for the purposes of this Agreement) and be received by the Custodian no later than 3:00 p.m. (London time) on the day which is one London Business Day prior to the Withdrawal Date,

(c)	if it relates to a withdrawal pursuant to clause 4.1(c), (d) or (e) (with respect to transfers (other than for sales of Gold), be received by the Custodian no later than 11:30 a.m. (London time) not less than two London Business Days prior to the Withdrawal Date unless otherwise agreed and specify the name of the person or carrier that will collect the Gold from the Custodian or the identity of the person to whom delivery is to be made, as the case may be;

and in all cases, specify the weight (in fine troy ounces of gold) of the Gold to be debited from the Fund Unallocated Account, the Withdrawal Date and any other information which the Custodian may, with the agreement of the Trust, from time to time require.

4.3	Right to Amend Procedure: The Custodian may amend the procedure for the withdrawal of Gold from a Fund Unallocated Account only where such amendment is caused by a change in the Rules. Any such amendment will be subject to the notification conditions of clause 3.3.

4.4

Allocation: Without limiting clause 5.3, in the case of a transfer under clause 4.1(b) and after receipt of notice given in the form prescribed in clause 4.2(b), the Custodian will use its commercially reasonable endeavours to complete the allocation of such deposits of Gold by not later than 3:00 p.m. (London time) on the Withdrawal Date provided that the Gold referenced in such notice is deposited into a Fund Unallocated Account by 10:00 a.m. (London time) on the

Withdrawal Date, and the Custodian will promptly notify the Trust by email upon the completion of such allocation. Following the Custodian’s receipt of such notice, the Custodian shall identify bars of a weight most closely approximating, but not exceeding, the balance in the Fund Unallocated Account and shall transfer such weight from the Fund Unallocated Account to the corresponding Fund Allocated Account. The Trust acknowledges that the process of allocation of Gold to the Fund Allocated Account from the Fund Unallocated Account may involve minimal adjustments to the weights of Gold to be allocated to adjust such weight to the number of whole bars available.

5.	INSTRUCTIONS

5.1	Giving of Instructions: Only the Trust, on behalf of the applicable Fund, acting through its Authorised Representatives, shall have the right to give instructions in respect of a Fund Unallocated Account. The Trust shall notify the Custodian in writing of the names of the people who are authorised to give instructions on a Fund’s behalf (the “Authorised Representatives”). Until the Custodian receives written notice to the contrary, the Custodian is entitled to assume that any of those people have full and unrestricted power to give instructions on a Fund’s behalf. The Custodian is also entitled to rely on any instructions which are from, or which purport to emanate from, any person who appears to have such authority. The Custodian reserves the right to obtain further validation of any instructions.

5.2	Transfer Instructions: All transfers into and out of a Fund Unallocated Account shall be made upon receipt of, and in accordance with, instructions given by the Trust to the Custodian. Such instructions shall be given through the Phoenix Portal or by authenticated SWIFT message or, if for any reason the SWIFT messaging system is not operational, by such other temporary means as the Trust and the Custodian may agree from time to time. Other information (which shall not constitute an instruction) related to transfers into and out of a Fund Unallocated Account may be sent between the Trust and the Custodian by email or by such other means as the Trust and the Custodian may agree from time to time. Any such communication shall be deemed to have been given, made or served upon actual receipt by the recipient.

5.3	Continuous Allocation of Gold:

(a)	Without prejudice to clause 5.1, unless otherwise notified by the Trustee in writing, the Custodian shall, at the end of each London Business Day, including when Gold is to be transferred from an AP Account to a Fund’s Metal Accounts, transfer all of the Gold then standing to the credit of a Fund Unallocated Account (excluding Gold which has been de-allocated in order to effect delivery of Gold to a redeeming Authorized Participant or pursuant to other withdrawal occurring on such day) to the corresponding Fund Allocated Account.

(b)	If the overdraft facility (as defined below) between the Fund and the Custodian is not in effect or available for any reason, the Custodian shall so allocate an amount of Gold such that the amount of Gold that remains standing to the credit of a Fund in the Fund Unallocated Account does not exceed 430.000 fine ounces at the close of such London Business Day.

(c)	In order to comply with the foregoing instruction, the Custodian shall make available to each Fund an on demand overdraft facility (the “Facility”) and, pursuant thereto, the Custodian shall advance to the Fund’s Unallocated Account from time to time such number of ounces of Gold as may be needed in order for the Custodian to fully allocate all of the Gold standing to the Fund’s credit in the Fund’s Unallocated Account (after repayment to the Custodian of any overdraft balance existing prior to such allocation as provided hereafter) to the Fund’s Allocated Account pursuant to the standing instruction set forth above, provided that the maximum amount of Gold that the Custodian will make available to a Fund pursuant to the Facility is 430 fine ounces.

(d)	The Custodian shall not charge a Fund any fees, interest or costs in connection with the Facility. Any amount of Gold advanced by the Custodian shall not create any right, charge, security interest, lien or claim against the Gold held in a Fund’s Allocated Account. Without limiting the Custodian’s right to repayment as hereafter provided, the Custodian will not have any right to set off against the Gold held in a Fund’s Allocated Account or the Gold standing to the Fund’s credit in the Fund’s Unallocated Account any claim or amount related to any amount of Gold advanced by the Custodian.

(e)	The Custodian shall identify on its books and records and in the reports it sends to a Fund any overdraft balance in the Fund’s Unallocated Account as of the date of such reports, which shall be accepted as conclusive evidence of such balance, save in the case of manifest error. Each Fund agrees that, on each London Business Day, the Custodian may repay itself the amount of any overdraft from, and to the extent of, the positive balance of the Fund’s Unallocated Account determined taking into account all credits to and debits from the Fund’s Unallocated Account on such London Business Day but prior to its execution of the standing instruction to allocate Gold.

5.4	Account Not to be Overdrawn: Except as otherwise specifically provided herein, a Fund Unallocated Account may not at any time have a debit balance thereon, and no instruction shall be valid to the extent that the effect thereof would be for the Fund Unallocated Account to have a debit balance thereon.

5.5	AURUM: The Trust acknowledges that instructions relating to a counterparty for whom the Custodian does not already provide settlement services will be forwarded by the Custodian to AURUM on the Trustee’s behalf. The Trust acknowledges that AURUM is operated by a third party and that the Custodian cannot be responsible for any errors, omissions or malfunctions in the systems operated by AURUM. To the extent that AURUM is not available or suffering a malfunction, the Trust agrees that the Custodian’s obligations under this Agreement shall be postponed during such unavailability or such malfunction.

5.6	Amendments: Once given, instructions continue in full force and effect until they are cancelled, amended or suspended. Any communication that cancels, amends or suspends an instruction shall be valid only after actual receipt by the Custodian in accordance with clause 5.2.

5.7	Unclear or Ambiguous Instructions: If, in the Custodian’s opinion, any instructions are unclear or ambiguous, the Custodian shall use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions from the Trust and, failing that, the Custodian may in its absolute discretion and without any liability on its part, act upon what the Custodian believes in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to the Custodian’s reasonable satisfaction.

5.8	Refusal to Execute: The Custodian may refuse to execute instructions if in its reasonable opinion they are or may be, or require action which is or may be, contrary to the Rules or any applicable law.

6.	CONFIDENTIALITY AND DATA SECURITY

6.1	Disclosure to Others: Subject to clause 6.2, each party shall respect the confidentiality of information acquired under this Agreement and neither will, without the consent of the other party, disclose to any other person any transaction or other information acquired about the other party, its business or the Trust under this Agreement, provided that such other party has made clear, at or before the time such information is provided, that such information is being provided on a confidential basis (hereinafter referred to as “Confidential Information”). Notwithstanding anything to the contrary in this Agreement, to the extent required, a copy of this Agreement may be filed under the securities laws of the United States or any other jurisdiction in connection with the registration of the public offering of Shares by the Trust.

6.2

Permitted Disclosures: Each party accepts that from time to time the other party may be required by law or the Rules, or required or requested by a government department or agency, fiscal body or regulatory or listing authority, required by the LPMCL (e.g., in connection with AURUM), or required as otherwise may be necessary in conducting the Trust’s business, to disclose this Agreement or Confidential Information acquired under this Agreement. In addition, the disclosure of such information may be required by a party’s auditors, by its legal or other advisors, by a company which is in the same group of companies as a party (i.e., a subsidiary or holding company of a party) or (in the case of the Trust) by the Sponsor, or any beneficiary of the Trust. Subject to the agreement of the party to which information is disclosed to maintain it in confidence in accordance with clause 6.1, each party irrevocably authorizes such persons to make such disclosures without further reference to such party. The obligations of each party under clause 6.1 will not apply to any Confidential Information that: (a) was known to the receiving party prior to the date of this Agreement other than as a result of disclosure under any other agreement between the parties, (b)

is or becomes generally available to the public through means other than an unauthorized disclosure by the receiving party, (c) was or subsequently is disclosed to the receiving party by a third party having a bona fide right to disclose such Confidential Information without breaching any obligation to the disclosing party, or (d) is developed by the receiving party independently of information disclosed by the disclosing party.

6.3	Permitted Disclosures to LPMCL and/or Other Clearing Members: The Trust acknowledges that, the Custodian is a member of the LPMCL, and that from time to time in carrying out the Custodian’s duties and obligations under this Agreement, it may be necessary for the Custodian to disclose to LPMCL and/or other clearing members, details of deposits and/or withdrawals undertaken or to be undertaken on behalf of the Trust pursuant to the terms of this Agreement, the Trust’s account details and certain other information in order to act in accordance with the Trust’s notices hereunder. Such disclosures may be made by the Custodian for the purposes set out in this clause 6.3.

6.4	Data Security: The Custodian shall implement administrative, physical and technical safeguards to protect Confidential Information under this Agreement consistent with applicable industry standards. The Custodian hereby confirms that the information technology resources used for administering the Unallocated Account are located within the territory of United Kingdom and that it shall seek the prior written consent of the Trust in the event that such resources are located outside of the United Kingdom or the European Union.

7.	CUSTODY SERVICES

7.1	Appointment: The Trust hereby appoints the Custodian to act as custodian of the Gold held in a Fund Unallocated Account in accordance with this Agreement and any Rules which apply to the Custodian, and the Custodian hereby accepts such appointment.

7.2	Safekeeping of Gold: The Custodian will be responsible for the safekeeping of the Gold on the terms and conditions of this Agreement.

7.3	Ownership of Gold: The Custodian will identify in its books that the Gold belongs to the applicable Fund. The Custodian shall ensure that the Gold belonging to a Fund shall at all times be free and clear of all liens and encumbrances and shall not be subject to any right, charge, security interest, lien or claim of any kind, whether arising by operation of law or otherwise, in favor of the Custodian, any sub-custodian or any creditor of any of them or any other person. The Custodian shall not loan, hypothecate, pledge or otherwise encumber any Gold held in a Fund Unallocated Account absent the Trust’s written instructions to the contrary.

8.	REPRESENTATIONS

8.1	Each party represents and warrants to the other party, on the basis that each of its following representations and warranties is deemed repeated each time that a notice is given for the deposit or withdrawal of Gold under this Agreement, that:

(a)	it is duly constituted and validly existing under the laws of its jurisdiction of constitution;

(b)	it has all necessary authority, powers, consents, licences and authorizations and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(c)	the person or persons entering into this Agreement on its behalf has or have been duly authorized to do so; and

(d)	this Agreement and the obligations created under it are binding upon it and enforceable against it in accordance with the terms of this Agreement (subject to applicable principles of equity) and do not and will not violate the terms of the Rules, any applicable laws or any order, charge or agreement by which it is bound.

8.2	The Custodian represents and warrants to the Trust, on the basis that each of its following representations and warranties is deemed repeated each time that a notice is given for the deposit or withdrawal of Gold under this Agreement, that:

(a)	it is a bank, duly organized under the laws of its country of organization as set forth above, and is regulated as such by that country’s government or any agency thereof; and

(b)	it is a member of the LBMA.

9.	FEES AND EXPENSES

9.1	Fees: There will be no fees charged directly to the Trust or a Fund by the Custodian for the services provided by it under this Agreement. Payment of such fees will be made by the Sponsor pursuant to the provisions of the Allocated Gold Account Agreement.

9.2

Expenses: Pursuant to a separate agreement between the Sponsor and the Custodian, to which the Custodian has agreed, the Sponsor shall pay to the Custodian on demand all costs, charges and expenses (excluding (i) any relevant taxes and VAT (if chargeable), duties and other governmental charges, (ii) fees for storage of the Gold, which will be recovered under the Allocated Gold Account Agreement, and (iii) indemnification obligations of a Fund under clause 10.5, which will be paid pursuant to the following sentence) incurred by the Custodian in connection with the performance of its duties and obligations under this Agreement or otherwise in connection with the Gold. A Fund will procure payment on demand, solely from and to the extent of the assets of the Fund, of any other costs, charges and expenses not assumed by the Sponsor under its agreement with the Custodian referenced in this clause 9.2 (including any relevant taxes (other than VAT, which is addressed in clause 12.1), duties, other governmental charges and indemnification claims of the Custodian payable by the Fund pursuant to clause 10.5, but excluding fees for storage of the Gold, which will be recovered under the Allocated Gold Account Agreement) incurred by the Custodian in connection with the Gold.

9.3	Credit Balances: No interest or other amount will be paid by the Custodian on any credit balance on a Fund Unallocated Account.

9.4	No Recovery from a Fund: Amounts payable pursuant to this clause 9 (including clause 9.5) shall not be debited from a Fund Unallocated Account, but shall be payable, as applicable, by the Sponsor or the Trust on behalf of the Fund, and the Custodian hereby acknowledges that it will have no recourse against Gold standing to the credit of the Fund Unallocated Account or to the Trust in respect of any such amounts.

9.5	Default Interest: If the Trust or the Sponsor, as applicable, fails to procure payment to the Custodian of any amount when it is due, the Custodian reserves the right to charge the relevant party interest (both before and after any judgment) on any such unpaid amount calculated at a rate equal to 1% above the overnight London Interbank Offered Rate (LIBOR) (or, if LIBOR is discontinued, an industry accepted replacement rate for LIBOR) for the currency in which the amount is due. Interest will accrue on a daily basis and will be due and payable by the relevant party as a separate debt.

10.	SCOPE OF RESPONSIBILITY

10.1	Exclusion of Liability: The Custodian will use reasonable care in the performance of its duties under this Agreement and will only be responsible for any loss or damage suffered by a Fund as a direct result of any negligence, fraud or willful default on its part in the performance of its duties, and in which case its liability will not exceed the market value of the Gold credited to the Fund Unallocated Account and the Fund Allocated Account at the time such negligence, fraud or willful default is either discovered by or notified to the Custodian (such market value calculated using the nearest available LBMA Gold Price PM following the occurrence of such negligence, fraud or willful default), provided that, in the case of such discovery by or notification to the Custodian, the Custodian notifies the Sponsor and the Trust promptly after any discovery of such negligence, fraud or willful default. If the Custodian delivers from a Fund Unallocated Account Gold that is not of the fine weight the Custodian has represented to the Fund or that is not in accordance with the Rules, recovery by the Fund, to the extent such recovery is otherwise allowed, shall not be barred by any delay in asserting a claim because of the failure to discover the corresponding loss or damage regardless of whether such loss or damage could or should have been discovered.

10.2	No Duty or Obligation: The Custodian is under no duty or obligation to make or take any special arrangements or precautions beyond those required by the Rules or as specifically set forth in this Agreement.

10.3	Insurance: The Custodian shall make such insurance arrangements from time to time in connection with the storage of the Trust’s Precious Metal under this Agreement as the Custodian considers appropriate and will be responsible for all costs, fees and expenses (including any relevant taxes) in relation to such insurance policy or policies. The Custodian shall provide the Trust with evidence of the Custodian’s insurance upon execution of this Agreement and at the Trust’s request, within 10 Business Days following the end of the calendar year. Additionally, the Custodian will allow the Trust and the Sponsor, upon 10 Business Days’ prior written notice, to review such insurance in connection with the Trust’s preparation of any registration statement under the United States Securities Act of 1933, as amended, covering any Shares, or any amendment thereto. Any permission to review the Custodian’s insurance is limited to the term of this Agreement and is conditioned on the reviewing party executing a form of confidentiality agreement provided by the Custodian, or if the confidentiality agreement is already in force, acknowledging that the review is subject thereto. In the event of a reduction, cancellation or non-renewal of the Custodian’s insurance, or a change in the provider of the Custodian’s insurance, the Custodian will give the Trust and the Sponsor written notice of any such event within no more than 10 Business Days after the date of any such event.

10.4	Force Majeure: The Custodian shall not be liable for any delay in performance, or for the non-performance, of any of its obligations under this Agreement by reason of any cause beyond the Custodian’s reasonable control. This includes any act of God or war or terrorism, any breakdown, malfunction or failure of, or connected with, any communication, computer, transmission, clearing or settlement facilities, industrial action, or acts, rules and regulations of any governmental or supra national bodies or authorities or any relevant regulatory or self-regulatory organization.

10.5	Indemnity: Each Fund, solely from and to the extent of the assets of that Fund, shall indemnify and keep indemnified the Custodian (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses (other than VAT, which is addressed in clause 12.1 and the expenses assumed by the Sponsor under its agreement with the Custodian referenced in clause 9.2) which the Custodian may suffer or incur, directly or indirectly in connection with services provided to the Fund under this Agreement, except to the extent that such sums are due directly to the negligence, willful default or fraud of the Custodian.

10.6	Trust Liability: This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The Custodian acknowledges that the Custodian is not entitled to use the assets of a particular Fund to discharge the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund, and none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any such other Fund shall be enforceable against the assets of that particular Fund. The Trust’s Declaration of Trust is on file with the Trust.

10.7	Custodian’s Interests and Affiliates’ Interests: The Custodian has the right, without notifying the Trustee, to act upon the Trust’s instructions or to take any other action permitted by the terms of this Agreement where:

(a)	the Custodian, directly or indirectly, has a routine business interest in the consequences of such instruction or action;

(b)	except as otherwise provided in this Agreement, the Custodian processes the Trust’s instructions on an aggregated basis together with similar instructions from other clients; or

(c)	the Custodian, except as otherwise provided in this Agreement, has a relationship with another party which does or may create a conflict with its duty to a Fund or the Trust including (without prejudice) circumstances where the Custodian or any of its associates may (i) act as financial adviser, banker or otherwise provide services to a contract counterparty of a Fund or the Trust; (ii) act in the same arrangement as agent for more than one client; or (iii) earn profits from any of the activities listed herein.

The Custodian or any of its divisions, branches or Affiliates may be in possession of information tending to show that the action required by a Fund’s instructions may not be in the Fund’s best interests, but shall not have any duty to disclose any such information.

11.	TERMINATION

11.1	Notice: Any termination notice given by the Trust, on behalf of a Fund, under clause 11.2 must specify:

(a)	the date on which the termination will take effect;

(b)	the person to whom the Gold is to be transferred; and

(c)	all other necessary arrangements for the transfer of Gold to the order of the Fund.

11.2	Term: This Agreement shall have a fixed term up to and including 4 (four) years and will automatically renew for further successive terms of 1 (one) year thereafter unless terminated by the parties in accordance with this clause 11; provided that during such periods (i) either the Trust, on behalf of one or more Funds, or the Custodian may terminate this Agreement for any reason or for no reason by giving not less than 90 days’ written notice to the other party and (ii) this Agreement may be terminated immediately upon written notice as follows:

(a)	by the Trust, if the Custodian ceases to offer the services contemplated by this Agreement to its clients or proposes to withdraw from the gold bullion business;

(b)	by the Trust or the Custodian, if it becomes unlawful for the Custodian to be a party to this Agreement or to offer its services to the Trust on the terms contemplated by this Agreement or if it becomes unlawful for a Fund or the Trust to receive such services or for the Trust to be a party to this Agreement;

(c)	by the Custodian, if there is any event which, in the Custodian’s reasonable view, indicates the Trust’s or the Sponsor’s insolvency or impending insolvency;

(d)	by the Trust, if there is any event which, in the Sponsor’s reasonable view, indicates the Custodian’s or the Sponsor’s insolvency or impending insolvency;

(e)	by the Trust, with respect to one or more Funds if a Fund or the Trust is to be terminated; or

(f)	by the Trust or by the Custodian, if the Allocated Gold Account Agreement ceases to be in full force and effect at any time.

11.3	Change in the Sponsor: If there is any change in the identity of the Sponsor, then the Custodian, the Sponsor and the Trust shall, subject to the last sentence of this clause 11.3, execute such documents and shall take such actions as the new Sponsor and the outgoing Sponsor may reasonably require for the purpose of vesting in the new Sponsor the rights and obligations of the outgoing Sponsor, and releasing the outgoing Sponsor from its future obligations under this Agreement. The Custodian’s obligations under this clause 11.3 shall be conditioned on the Custodian having conducted due diligence in accordance with its internal procedures to the Custodian’s reasonable satisfaction on any such new Sponsor.

11.4

Redelivery Arrangements: If the Trust does not make arrangements acceptable to the Custodian for the delivery of the Gold, the Custodian may continue to maintain the applicable Fund Unallocated Account, in which case the Custodian will continue to charge the fees and expenses payable under clause 10 of the Allocated Gold Account Agreement. If the Trust has not made arrangements acceptable to the Custodian for the transfer of Gold from a Fund Unallocated

Account within 6 months of the date specified in the termination notice as the date on which the termination will take effect, the Custodian will be entitled to close the Fund Unallocated Account and sell the Gold (at such time and on such markets as the Custodian considers appropriate) and account to the Fund for the proceeds.

11.5	Effect of Termination; Existing Rights: Termination of this Agreement with respect to the coverage of any one Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund. Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed.

12.	VALUE ADDED TAX

VAT	Inclusive: All sums payable or other consideration provided to the Custodian by the Trust or the Sponsor in connection with this Agreement and the Allocated Gold Account Agreement (including pursuant to the separate agreement referred to in clause 10.1 of the Allocated Gold Account Agreement) shall be deemed to be inclusive of any VAT.

13.	NOTICES

13.1	Notices: Except as provided in clauses 2.3, 3.2, 4.6, 5.2 and 15.5, any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including email and SWIFT) or such other electronic transmission as the parties may from time to time agree, to the party due to receive the notice or communication, at its address, number or destination set out in clause 13.3 or another address, number or destination specified by that party by written notice to the other.

13.2	Deemed Receipt of Notice: A notice or other communication under or in connection with clause 13.1 will be deemed received only if actually received or delivered.

13.3	Contact Information: The contact information of the parties for the purposes of clauses 5.2 and 13.1 is:

The Custodian:

ICBC Standard Bank Plc

20 Gresham Street

London

EC2V 7JE

Attention: Precious Metals Operations

E-mail: London.PreciousMetalsOperations@icbcstandard.com and

Bullion.Physical@icbcstandard.com

The Trust:

World Gold Trust

c/o WGC USA Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attention: General Counsel

Facsimile: 212-688-0410

Telephone: 212-317-3800

The contact information of the Sponsor for purposes of receiving notices under this Agreement is:

The Sponsor:

WGC USA Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attention: Managing Director, Investment

Facsimile: 212-688-0410

Telephone: 212-317-3800

E-Mail: Greg.Collett@gold.org

13.4	Recording of Calls: The Custodian and the Trust may each record telephone conversations without use of a warning tone. Such recordings will be the recording party’s sole property and accepted by the other party hereto as evidence of the orders or instructions that are permitted to be given orally under this Agreement, provided that (i) in case of any dispute or disagreement regarding any conversation so recorded the recording party will promptly share the recordings with the other party and its representatives and (ii) the recording party will have no obligation to retain any such recordings prior to becoming aware of any such dispute or disagreement.

14.	GENERAL

14.1	Amendment of Schedules: The name of any Fund listed on Schedule A may be changed by the Sponsor without amendment to this Agreement provided that the Trust shall notify the Custodian promptly upon, and provide the Custodian with documentary evidence of, any such name change. Additional series of the Trust (each a “New Fund”) may from time to time become parties to this Agreement by (a) delivery to the Custodian of (i) an instrument of adherence agreeing to become bound by and party to this Agreement executed by the Trust on behalf of such New Fund, and (ii) an amendment and restatement of Schedule A setting forth the New Fund, and (b) upon receipt of the foregoing documents, the Custodian may agree in writing to the addition of such New Fund, which agreement shall not be unreasonably withheld.

14.2	No Advice: The Custodian’s duties and obligations under this Agreement do not include providing the other party with investment advice. In asking the Custodian to open and maintain a Fund Unallocated Account, the Trust acknowledges that the Custodian shall not owe to a Fund or the Trust any duty to exercise any judgement on its behalf as to the merits or suitability of any deposits into, or withdrawals from, a Fund Unallocated Account.

14.3	Rights and Remedies: The Custodian hereby waives any right it has or may hereafter acquire to combine, consolidate or merge the Metal Accounts with any other account of the Trust or a Fund or to set off any liabilities of the Trust or a Fund to the Custodian and agrees that it may not set off, transfer or combine or withhold payment of any sum standing to the credit or to be credited to the Metal Accounts in or towards or conditionally upon satisfaction of any liabilities to it of the Trust or a Fund. Subject thereto, the Custodian’s rights under this Agreement are in addition to, and independent of, any other rights which the Custodian may have at any time in relation to the Metal Accounts.

14.4	Business Day: If an obligation of a party would otherwise be due to be performed on a day which is not a New York Business Day or a London Business Day, as the case may be, in respect of a Fund Unallocated Account, such obligation shall be due to be performed on the next succeeding New York Business Day or London Business Day, as the case may be, in respect of the Fund Unallocated Account.

14.5	Assignment: This Agreement is for the benefit of and binding upon both the Custodian and the Trust and their respective successors and assigns. Save as expressly provided in clause 11.3 and this clause 14.5, no party may assign, transfer or encumber, or purport to assign, transfer or encumber, any right or obligation under this Agreement unless the other party otherwise consents in writing. This clause shall not restrict the Custodian’s power to merge or consolidate with any party, or to dispose of all or part of its custody business, and further provided that this clause shall not restrict the Trust from assigning its rights hereunder to a Shareholder to the extent required for the Trust to fulfill its obligations.

14.6	Amendments: Any amendment to this Agreement must be agreed in writing and be signed by the Trust and the Custodian. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

14.7	Partial Invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

14.8	Liability: Nothing in this Agreement shall exclude or limit any liability which cannot lawfully be excluded or limited (e.g. liability for personal injury or death caused by negligence).

14.9	Entire Agreement: This Agreement and the Allocated Gold Account Agreement represent the entire agreement between the parties in respect of their subject matter. This Agreement and the Allocated Gold Account Agreement supersede and replace any prior existing agreement between the parties hereto relating to the same subject matter.

14.10	Counterparts: This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

14.11	Compliance with Laws: Each party undertakes that in the performance of this Agreement and transactions connected with this Agreement it shall comply with all applicable anti-corruption laws, sanctions and anti-money laundering legislation and shall maintain adequate and appropriate policies and procedures designed to ensure and which are reasonably expected to ensure continued compliance with such anti-corruption laws, sanctions and anti-money laundering legislation. Furthermore and in connection with the foregoing, the Trust undertakes to the Custodian that it has conducted appropriate due diligence on any recipient of Gold and that the Trust will comply with any reasonable requests the Custodian may make from time to time for confirmation and evidence that the Trust has complied with its obligations pursuant to this clause 14.11 (including in respect of Authorized Participants, the Sponsor and Shareholders) and acknowledges that should it fail to do so the Custodian may terminate this Agreement immediately in accordance with the provisions of clause 11.2(ii) above.

15.	GOVERNING LAW AND JURISDICTION

15.1	Governing Law: This Agreement is governed by, and will be construed in accordance with, English law.

15.2	Jurisdiction: The Trust and the Custodian agree that the courts of the State of New York, in the United States of America, and the United States federal court located in the Borough of Manhattan in such state, are to have jurisdiction to settle any Disputes which may arise out of or in connection with this Agreement and, for these purposes the Trust and the Custodian irrevocably submits to the non-exclusive jurisdiction of such courts, waive any claim of forum non conveniens and any objection to laying of venue, and further waive any personal service.

15.3	Waiver of Immunity: To the extent that a party may in any jurisdiction claim any immunity from suit, judgment, enforcement or otherwise howsoever, such party agrees not to claim, and irrevocably waives, any such immunity to which it would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

15.4	Third Party Rights: Except with respect to the Sponsor, which shall be considered a beneficiary (as applicable) of clauses 2.6, 2.7, 3.3, 4.3, 6.2, 10.1, 10.3, 11.3, 13.3 and 15.4, the Custodian does not owe any duty or obligation or have any liability towards any person who is not a party to this Agreement. Except as set forth in this clause 15.4, this Agreement does not confer a benefit on any person who is not a party to it. The parties to this Agreement do not intend that any term of this Agreement shall be enforceable by any person who is not a party to it and do intend that the Contracts (Rights of Third Parties) 1999 Act shall not apply to this Agreement, provided that the Sponsor may enforce its rights under clauses 2.6, 2.7, 3.3, 4.3, 6.2, 10.1, 10.3, 11.3, 13.3 and 15.4.

15.5	Service of Process: Process by which any proceedings are begun may be served on a party by being delivered to the party’s address specified below. This does not affect any right to serve process in another manner permitted by law.

Custodian’s Address for service of process:

ICBC Standard Bank Plc

20 Gresham Street

London

EC2V 7JE

Attention: The Head of Legal

Trust’s Address for service of process:

World Gold Trust

c/o WGC USA Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attention: General Counsel

Facsimile: 212-688-0410

Telephone: 212-317-3800

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set out on the cover page of this Agreement.

Signed on behalf of

ICBC STANDARD BANK PLC

By its authorized signatories

Signature	Signature
Name	Name
Title	Title
Date	Date

Signed on behalf of

WORLD GOLD TRUST

on behalf of its series set forth on Schedule A

By its authorized signatory

Signature
Name
Title
Date

[Signature Page to Unallocated Gold Account Agreement]

Schedule A

List of Funds

SPDR® Gold MiniShares Trust

Schedule B

Notices and Reports

The Custodian shall provide the following notices and reports via email to fundops@gold.org or other electronic delivery as agreed upon:

(1)	For each London Business Day, by no later than 9:00 a.m. NY Time on the following London Business Day:

(a)	information showing the increases and decreases to the Gold standing to a Fund’s credit in the Fund’s Unallocated Account and identifying separately each transaction and the New York or London Business Day on which it occurred;

(b)	a notification of (i) each separate transaction, if any, transferring Gold to a Fund Unallocated Account, including the amount of Gold transferred to the Fund Unallocated Account and the AP Account from which such Gold is transferred; (ii) the amount of Gold, if any, transferred from the Fund Unallocated Account to the corresponding Fund Allocated Account or to any AP Account and (iii) the closing balance of Gold credited to the Fund Unallocated Account for such London Business Day; and

(c)	such other information about the increases and decreases to the Gold standing to a Fund’s credit in the Fund Allocated Account on a same day basis at such other times and in such other form as the Trust and the Custodian shall agree.

(2)	Within a reasonable time after the end of each calendar month, a statement of account for each Fund Unallocated Account which shall include the opening and closing monthly balance and all transfers to and from each Fund Unallocated Account.